As filed with the Securities and Exchange Commission on February 19, 2013

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Michael Kors Holdings Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Michael Kors Limited

Unit 1902, 19/F, Tower 6

The Gateway, Harbour City

Tsim Sha Tsui, Kowloon, Hong Kong

(852) 3928-5563

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Idol

Chief Executive Officer

c/o Michael Kors (USA), Inc.

11 West 42nd Street, 21st Floor

New York, NY 10036

(212) 201-8388

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Ordinary shares, no par value

(1)	Pursuant to General Instruction II.F., this information is not required to be included. An indeterminate number of ordinary shares of Michael Kors Holdings Limited are being registered as may from time to time be offered by selling shareholders at currently indeterminable prices. The proposed maximum initial offering prices per ordinary share will be determined from time to time. In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, Michael Kors Holdings Limited hereby defers payment of the registration fee required in connection with this registration statement.

Ordinary Shares

Michael Kors Holdings Limited

This prospectus relates to the offer and sale, from time to time, of ordinary shares of Michael Kors Holdings Limited by selling shareholders to be named in a prospectus supplement accompanying this prospectus in amounts, at prices and on terms determined at the time of the offerings. See “Selling Shareholders.”

We will not receive any proceeds from the sale of any ordinary shares offered by the selling shareholders. The selling shareholders from time to time may offer and sell the shares through public or private transactions, directly or through agents or broker-dealers, on terms to be determined at the time of sale. See “Plan of Distribution.”

Each time ordinary shares are offered under this prospectus, we will provide a prospectus supplement containing more information about the particular offering, together with this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus.

The ordinary shares are listed on the New York Stock Exchange under the symbol “KORS.” The last reported sale price of the ordinary shares on February 15, 2013 was $63.27 per ordinary share.

See “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the SEC using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling shareholders may, from time to time, sell or otherwise dispose of our ordinary shares.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional information, such as additional risk factors or other special considerations applicable to us, our business or results of operations or our ordinary shares, and may also update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. See “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

Except where the context otherwise requires or where otherwise indicated, (i) the terms “Michael Kors,” “we,” “us,” “our,” “the Company,” “our Company” and “our business” refer to Michael Kors Holdings Limited and its consolidated subsidiaries as a combined entity, (ii) references to our stores, retail stores and retail segment include all of our full-price retail stores (including concessions) and outlet stores and (iii) the term “Fiscal,” with respect to any year, refers to the 52-week period ending on the Saturday closest to March 31 of such year, except for “Fiscal 2010,” which refers to the 53-week period ended April 3, 2010, and “Fiscal 2008,” which refers to the fiscal year ended March 31, 2008.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus, any prospectus supplement and the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including the Luxury Goods Worldwide Market Monitor Spring 2012 Update (dated May 2012), the Luxury Goods Worldwide Market Study, 2011 (dated October 2011), the Luxury Goods Worldwide Market Study Spring 2011 Update (dated May 2011), the Luxury Goods Worldwide Market Study (dated October 2008) and the Altagamma 2006 Worldwide Markets Monitor (dated October 2006), each of which was prepared by the Altagamma Foundation in cooperation with Bain & Company and can be obtained free of charge or at a nominal cost by contacting Bain & Company’s media contacts at cheryl.krauss@bain.com or frank.pinto@bain.com (together, the “Altagamma Studies”). Industry publications, studies and surveys generally state that they have been prepared from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we believe the market opportunity information included in this prospectus, any prospectus supplement and any documents incorporated by reference herein is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See “Cautionary Note Regarding Forward-Looking Statements.”

The Altagamma Studies analyze the global luxury goods market, including the market and financial performance of more than 230 of the world’s leading luxury goods companies and brands. All figures derived from the Altagamma Studies are based on an exchange rate of $1.31 to €1.00.

TRADEMARKS

We operate under a number of trademarks, including, among others, “Michael Kors,” “MICHAEL Michael Kors” and “KORS Michael Kors,” all of which are registered under applicable intellectual property laws. This prospectus, any prospectus supplement and any documents incorporated by reference herein contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and any documents incorporated by reference herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.

The forward-looking statements contained in this prospectus, any prospectus supplement and any documents incorporated by reference herein are based on assumptions that we have made in light of our management’s experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider this prospectus, any prospectus supplement and any documents incorporated by reference herein, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors include but are not limited to:

•	general economic cycles that affect consumer spending and overall consumer spending on accessories, footwear and apparel;

•	our ability to respond to changing fashion and retail trends;

•	our ability to respond to market competition;

•	our dependence on members of our executive management and other key employees, including, among others, Mr. Kors and Mr. Idol;

•

our ability to execute our growth strategies, including increasing brand awareness and global comparable store sales growth and opening new retail stores, including concessions, and “shop-in-shops” in North America and internationally;

•	our ability to manage our operations at our current size and to manage any future growth;

•	our ability to effectively operate our distribution facilities and implement a new warehouse management system;

•	our ability to maintain historical levels of comparable store sales and average sales per square foot as we expand our store base;

•	risks associated with leasing retail space under long-term, non-cancelable leases and our substantial operating lease obligations;

•	the success of our current and future licensing arrangements with third parties over whom we have limited control;

•	our ability to maintain our relationships with our significant wholesale customers;

•	our ability to maintain adequate information technology systems and to effectively track inventory, manage our supply chain, record and process transactions, summarize results and manage our business;

•	direct privacy breaches and third-party operation of our e-commerce website;

•	fluctuations in the costs of raw materials;

•	our dependence on foreign manufacturing contractors and independent third-party agents to source our finished goods, which poses legal, regulatory, political and economic risks;

•	our manufacturing contractors’ failure to use acceptable ethical business practices;

•	our ability to maintain compliance with restrictive covenants in the documents governing our debt;

•

our ability to protect our trademarks and other intellectual property rights, including our brand image and reputation, and the possibility that others may allege that we infringe upon their intellectual property rights; and

•	fluctuations in foreign currency exchange rates.

These and other factors are more fully discussed in the “Risk Factors” section and elsewhere in this prospectus, any prospectus supplement and any documents incorporated by reference herein. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus, any prospectus supplement and any documents incorporated by reference herein.

All information contained in this prospectus and any documents incorporated by reference herein is materially accurate and complete as of the date of this prospectus or the documents incorporated by reference herein, as applicable. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus, any prospectus supplement, any document incorporated by reference herein or elsewhere might not occur.

v

MICHAEL KORS HOLDINGS LIMITED

We are a rapidly growing global luxury lifestyle brand led by a world-class management team and a renowned, award-winning designer. Since launching his namesake brand over 31 years ago, Michael Kors has featured distinctive designs, materials and craftsmanship with a jet-set aesthetic that combines stylish elegance and a sporty attitude. Mr. Kors’ vision has taken the Company from its beginnings as an American luxury sportswear house to a global accessories, footwear and apparel company with a presence in over 85 countries. Over the years, we have successfully expanded beyond apparel into accessories (including handbags, small leather goods, eyewear, jewelry and watches) and footwear, which together now account for the majority of our wholesale and retail sales.

RISK FACTORS

An investment in our ordinary shares involves risks. Before deciding whether to purchase our ordinary shares, you should consider the risks discussed below or elsewhere in this prospectus, including the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements,” and those set forth under the heading “Key Information—Risk Factors” in our Annual Report on Form 20-F for the year ended March 31, 2012 that we have incorporated by reference into this prospectus. While we believe that these risks are the most important for you to consider, you should read this section in conjunction with our financial statements, the notes to those financial statements and our management’s discussion and analysis of financial condition and results of operations included in our periodic reports and incorporated into this prospectus by reference.

Risks Related to Our Business

We are dependent on a limited number of distribution facilities. If one or more of our distribution facilities experiences operational difficulties or becomes inoperable, it could have a material adverse effect on our business, financial condition and operating results.

We operate a limited number of distribution facilities. Our ability to meet the needs of our wholesale customers and our own retail stores depends on the proper operation of these distribution facilities. If any of these distribution facilities were to shut down or otherwise become inoperable or inaccessible for any reason, we could suffer a substantial loss of inventory and/or disruptions of deliveries to our wholesale customers and retail stores. In addition, we could incur significantly higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the damaged facility. Any of the foregoing factors could have a material adverse effect on our business, financial condition and operating results.

In addition, we recently transitioned our California distribution facilities from three separate warehouses totaling approximately 350,000 square feet to an approximately 500,000 square foot distribution center in Whittier, California. We believe this expansion and consolidation will allow us to significantly increase our distribution capabilities and efficiency. We began operations in this facility prior to March 31, 2012, and completed our transition during the first quarter of Fiscal 2013. We are currently in the process of implementing a new warehouse management system that will supplement our current legacy system and further support our efforts to operate with increased efficiency and flexibility. There are risks inherent in operating in a new distribution environment and implementing a new warehouse management system, including operational difficulties that may arise with such transitions.

We primarily use foreign manufacturing contractors and independent third-party agents to source our finished goods, which poses legal, regulatory, political and economic risks to our business operations.

Our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located mainly in countries in Asia, Europe and Central and South America. A manufacturing contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may cause customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on our business. In addition, any of the following factors could negatively affect our ability to produce or deliver our products and, as a result, could have a material adverse effect on our business, financial condition and operating results:

•	political or labor instability, labor shortages or increases in costs of labor or production in countries where manufacturing contractors and suppliers are located;

•	significant delays or disruptions in the delivery of our products due to labor disputes or strikes at U.S. ports of entry;

•	political or military conflict involving the United States, which could cause a delay in the transportation of our products and raw materials and increase transportation costs;

•

heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods of time or could result in increased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

•	a significant decrease in availability or an increase in the cost of raw materials;

•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	the migration and development of manufacturing contractors, which could affect where our products are or are planned to be produced;

•

imposition of regulations, quotas and safeguards relating to imports and our ability to adjust in a timely manner to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed;

•	increases in the costs of fuel, travel and transportation;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the United States dollar against foreign currencies; and

•	restrictions on transfers of funds out of countries where our foreign licensees are located.

We do not have written agreements with any of our third-party manufacturing contractors. As a result, any single manufacturing contractor could unilaterally terminate its relationship with us at any time. In Fiscal 2012, our largest manufacturing contractor, who primarily produces its products in China and who we have worked with for the last seven years, accounted for the production of 31.0% of our finished products. Our inability to promptly replace manufacturing contractors that terminate their relationships with us or cease to provide high quality products in a timely and cost-efficient manner could have a material adverse effect on our business, financial condition and operating results.

In addition, we use third-party agents to source our finished goods with numerous manufacturing contractors on our behalf. We do not have written agreements with any of our agents. As a result, any single agent could unilaterally terminate its relationship with us at any time. In Fiscal 2012, our largest third-party agent, whose primary place of business is Hong Kong and who we have worked with for the last seven years, sourced approximately 17.0% of our purchases of finished goods. Our inability to promptly replace agents that terminate their relationships with us or cease to provide high quality service in a timely and cost-efficient manner could have a material adverse effect on our business, financial condition and operating results.

Restrictive covenants in our credit agreement may restrict our ability to pursue our business strategies.

We have a $200.0 million senior unsecured revolving credit facility (as amended from time to time, the “Credit Facility”) under which Michael Kors (USA), Inc. (“MKUSA”), Michael Kors (Europe) B.V., Michael Kors (Canada) Co. and Michael Kors (Switzerland) GmbH, our indirect wholly owned subsidiaries, are borrowers and we are a parent guarantor. The credit agreement governing the terms of the Credit Facility restricts, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness, loans and investments, liens and affiliate transactions. Our credit agreement also contains customary events of default, including a change in control of the Company. These covenants, among other things, limit our ability to fund our future working capital needs and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of our assets and opportunities fully because of the need to dedicate a portion of our cash flow from operations to payments on debt. In addition, our credit agreement contains a minimum fixed charge coverage ratio (with the ratio being earnings before interest, taxes, depreciation, amortization and lease expense (“EBITDAR”) minus unfinanced capital expenditures to the sum of fixed charges plus restricted payments paid in cash) and a maximum leverage ratio (with the ratio being the sum of funded debt plus 800% of lease expense to EBITDAR). Such covenants could limit the flexibility of our subsidiaries in planning for, or reacting to, changes in the fashion industry. Our ability to comply with these covenants is subject to certain events outside of our control. If we are unable to comply with these covenants, the lenders under the Credit Facility could terminate their commitments and accelerate repayment of our outstanding borrowings. If such an acceleration were to occur, we may be unable to obtain adequate refinancing for our outstanding borrowings on favorable terms. Our Credit Facility also provides for the ability to issue stand-by and documentary letters of credit to secure certain properties, import merchandise and perform other business functions. If we were unable to secure letters of credit, certain of our landlords could require cash collateralization and our supply chain could be interrupted. If we are unable to repay our outstanding borrowings when due, the lenders under the Credit Facility may seek to obtain a judgment for the unpaid amounts, which may have a material adverse effect on our business, financial condition and operating results.

Risks Related to Ownership of our Ordinary Shares

Our ordinary shares have a limited trading history. Moreover, our share price may be volatile or may decline regardless of our operating performance.

Our ordinary shares began trading on the NYSE on December 15, 2011, and as a result have a limited trading history. We cannot predict the extent to which investor interest in our ordinary shares will maintain an active trading market on the NYSE or how liquid the market for our ordinary shares will be in the future. The market price for our ordinary shares may be volatile. In addition, the market price for our ordinary shares may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	fashion trends and changes in consumer preferences;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;

•	the timing and level of expenses for new store openings, relocations and remodels and the relative proportion of our new stores to existing stores;

•	the performance and successful integration of any new stores that we open;

•	changes in our merchandise mix and vendor base;

•	changes in key personnel;

•	entry into new markets;

•	our levels of comparable store sales;

•	announcements by us or our competitors of new product offerings or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	actions by competitors or other malls, lifestyle centers, street locations and strip center tenants;

•	weather conditions, particularly during the holiday shopping period;

•	the level of pre-opening expenses associated with new stores;

•	inventory shrinkage beyond our historical average rates;

•	changes in operating performance and stock market valuations of other retail companies;

•	investors’ perceptions of our prospects and the prospects of the retail industry;

•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in such guidance or our failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow our ordinary shares, our failure to meet such estimates or failure of those analysts to initiate or maintain coverage of our ordinary shares;

•	the development and sustainability of an active trading market for our ordinary shares;

•	investor perceptions of the investment opportunity associated with our ordinary shares relative to other investment alternatives;

•	future sales of our ordinary shares by our officers, directors and significant shareholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, wars, acts of terrorism, other natural disasters or responses to such events; and

•	changes in accounting principles.

These and other factors may lower the market price of our ordinary shares, regardless of our actual operating performance. As a result, our ordinary shares may trade at prices significantly below the public offering price of any future offering.

In addition, the stock markets, including the NYSE, have experienced price and volume fluctuations that have affected and may in the future affect the market prices of equity securities of many companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our ordinary shares, or the perception in the public markets that these sales may occur, may depress the price of our ordinary shares.

Additional sales of a substantial number of our ordinary shares in the public market after any public offering, or the perception that such sales may occur, could have a material adverse effect on the price of our ordinary shares and could materially impair our ability to raise capital through the sale of additional shares. As of February 13, 2013, we had 200,318,139 ordinary shares issued and outstanding. The ordinary shares offered under this prospectus, like the ordinary shares sold in our IPO and our previous secondary offerings, will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”). Any ordinary shares that are held or acquired by our directors, executive officers and other affiliates (as that term is defined in the Securities Act), will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Our principal shareholders, including Michael Kors, our Chief Creative Officer, John Idol, our Chief Executive Officer and Sportswear Holdings Limited (an affiliate of two of our directors, Messrs. Silas K. F. Chou and Lawrence S. Stroll) (Mr. Kors, Mr. Idol and Sportswear Holdings Limited and their affiliates are referred to collectively as our “Principal Shareholders”), collectively own approximately 21.6% of our outstanding ordinary shares as of the date of this prospectus. Sales by our existing shareholders of a substantial number of shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decrease significantly.

Under a shareholders agreement the Principal Shareholders have demand and piggyback rights that will require us to file registration statements registering their ordinary shares or to include sales of such ordinary shares in registration statements that we may file for ourselves or other shareholders. Any ordinary shares sold under these registration statements will be freely tradable in the public market. In the event such registration rights are exercised and a large number of ordinary shares are sold in the public market, such sales could reduce the trading price of our ordinary shares. These sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations (except that the selling shareholders shall be responsible for their internal administrative and similar costs and their pro rata shares of underwriters’ commissions and discounts).

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our ordinary shares or publishes inaccurate or unfavorable research about us or our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which could cause our share price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements, including the Credit Facility, and other factors deemed relevant by our board of directors. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. In addition, under British Virgin Islands law, we may pay dividends to our shareholders only if, immediately after the dividend, the value of our assets would exceed our liabilities and we would be able to pay our debts as they fall due. Accordingly, if you purchase ordinary shares, realization of a gain on your investment will depend upon the appreciation of the price of our ordinary shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our ordinary shares.

Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting, which could harm our business and cause a decline in the price of our ordinary shares.

As a public company we are required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) so that our management can certify the effectiveness of our internal controls and our independent registered public accounting firm can render an opinion on the effectiveness of our internal control over financial reporting by the time our annual report for Fiscal 2013 is due and thereafter. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an opinion on the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our business and cause a decline in the price of our ordinary shares.

We may incur significant additional costs and expenses as a result of losing our foreign private issuer status.

Historically, as a foreign private issuer, we have not been required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. However, as a result of losing our foreign private issuer status on September 29, 2012 (the last day of our second fiscal quarter), we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on March 31, 2013, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and 5% or greater shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NYSE Listing Rules. As a result, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly higher. We will also need to add additional independent directors to our board.

As a holding company, our only material assets will be our equity interests in our operating subsidiaries, and our principal source of revenue and cash flow will be distributions from such subsidiaries, which may be limited by law and/or contract in making such distributions.

As a holding company, our principal source of revenue and cash flow will be distributions from our subsidiaries. Therefore, our ability to carry out our business plan, to fund and conduct our business, service our debt (if any) and pay dividends (if any) in the future will depend on the ability of our subsidiaries to generate sufficient net income and cash flow to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they may be wholly owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Such restrictions include, without limitation, the restrictions on the payment of dividends contained in the Credit Facility. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and shareholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to fund and conduct our business, service our debt (if any) and pay dividends (if any).

The interests of our principal shareholders may conflict with our interests and the interests of our other shareholders.

As of the date of this prospectus, our Principal Shareholders collectively own approximately 21.6% of our ordinary shares. As a result, our Principal Shareholders will have the ability to significantly influence the election of our directors and the outcome of most Company actions requiring shareholder approval, including a merger with or into another company or a sale of substantially all of our assets. The interests of our Principal Shareholders may conflict with our interests or those of other shareholders.

Provisions in our organizational documents may delay or prevent our acquisition by a third party.

Our Memorandum of Association and Articles of Association (together, as amended from time to time, our “Memorandum and Articles of Association”) contains several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their ordinary shares. These provisions include, among others:

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our board of directors’ ability to amend the Memorandum and Articles of Association to create and issue, from time to time, one or more classes of preference shares and, with respect to each such class, to fix the terms thereof by resolution;

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provisions relating to the multiple classes and three-year terms of directors, the manner of election of directors, removal of directors and the appointment of directors upon an increase in the number of directors or vacancy on our board of directors;

•	restrictions on the ability of shareholders to call meetings and bring proposals before meetings;

•	elimination of the ability of shareholders to act by written consent; and

•	the requirement of the affirmative vote of 75% of the shares entitled to vote to amend certain provisions of our Memorandum and Articles of Association.

These provisions of our Memorandum and Articles of Association could discourage potential takeover attempts and reduce the price that investors might be willing to pay for our ordinary shares in the future, which could reduce the market price of our ordinary shares.

Rights of shareholders under British Virgin Islands law differ from those under United States law, and, accordingly, you may have fewer protections as a shareholder.

Our corporate affairs are governed by our Memorandum and Articles of Association, the BVI Business Companies Act, 2004 (as amended, the “BVI Act”) and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company.

The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders will have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of a British Virgin Islands company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company have persistently disregarded the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded to minority shareholders under the laws of many states in the United States.

It may be difficult to enforce judgments against us or our executive officers and directors in jurisdictions outside the United States.

Under our Memorandum and Articles of Association, we may indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Furthermore, to the extent allowed by law, the rights and obligations among or between us, any of our current or former directors, officers and employees and any current or former shareholder will be governed exclusively by the laws of the British

Virgin Islands and subject to the jurisdiction of the British Virgin Islands courts, unless those rights or obligations do not relate to or arise out of their capacities as such. Although there is doubt as to whether United States courts would enforce these provisions in an action brought in the United States under United States securities laws, these provisions could make judgments obtained outside of the British Virgin Islands more difficult to enforce against our assets in the British Virgin Islands or jurisdictions that would apply British Virgin Islands law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce judgments of courts in the United States based on certain liability provisions of United States securities law or to impose liabilities, in original actions brought in the British Virgin Islands, based on certain liability provisions of the United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Legislation has been introduced that would, if enacted, treat us as a U.S. corporation for U.S. federal income tax purposes.

On February 11, 2013, U.S. Senator Carl Levin introduced legislation in the U.S. Senate entitled the “CUT Unjustified Tax Loopholes Act.” U.S. Senator Levin and U.S. Representative Lloyd Doggett originally introduced similar legislative proposals in 2009 and similar legislation was proposed in 2010, 2011 and 2012. If enacted, this legislation would, among other things, cause us to be treated as a U.S. corporation for U.S. tax purposes, as generally any entity whose shares are publicly traded on an established securities market, or whose gross assets are $50 million or more, if the “management and control” of such a corporation is, directly or indirectly, treated as occurring primarily within the United States. The proposed legislation provides that a corporation will be so treated if substantially all of the executive officers and senior management of the corporation who exercise day-to-day responsibility for making decisions involving strategic, financial and operational policies of the corporation are located primarily within the United States. To date, this legislation has not been approved by either the House of Representatives or the Senate. However, we can provide no assurance that this legislation or similar legislation will not ultimately be adopted. Any such modification to the U.S. federal income tax laws that affects the tax residency of a non-U.S. company managed and controlled in the United States could adversely affect the U.S. federal taxation of some or all of our income and the value of our ordinary shares.

USE OF PROCEEDS

All of the ordinary shares offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their own accounts. We will not receive any of the proceeds from these sales.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus our ordinary shares. Any prospectus supplement relating to the offer and sale of our ordinary shares by selling shareholders will name the selling shareholders, the number of ordinary shares offered by such selling shareholders and the percentage of our outstanding ordinary shares held by such selling shareholders prior to and after giving effect to the offering of ordinary shares contemplated by such prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

General

We are a company organized under the laws of the British Virgin Islands with limited liability. We are registered at the Registry of Corporate Affairs of the British Virgin Islands under number 524407, and our affairs are governed by the provisions of our Memorandum and Articles of Association and by the provisions of applicable British Virgin Islands law.

Our Memorandum and Articles of Association authorizes the issuance of a maximum of 650,000,000 shares, comprised of one class of ordinary shares, no par value. In addition, as further described under “—New Shares,” our board of directors may create, authorize and issue, from time to time, one or more new classes of shares and fix the voting powers, full or limited, if any, of the shares of such class or classes and the preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof. As of February 13, 2013, there were 200,318,139 ordinary shares issued and outstanding.

As stated in Section 4 of our Memorandum of Association (General Objects and Powers), the objects for which we are established are unrestricted, and we have full power and authority to carry out any object not prohibited by the BVI Act or any other law of the British Virgin Islands, except that we may not: (i) carry on business with persons resident in the British Virgin Islands, other than professional contact with certain advisors; (ii) own an interest in real property situate in the British Virgin Islands, other than certain leases; (iii) carry on banking or trust business, unless we are licensed to do so; (iv) carry on business as an insurance or re-insurance company, insurance agent or insurance broker, unless we are licensed to do so; (v) carry on business of company management, unless we are licensed to do so; or (vi) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

The following is a summary of the material provisions of our ordinary shares and our Memorandum and Articles of Association.

Ordinary Shares

The following summarizes the rights of holders of our ordinary shares:

•	each holder of ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally, including the election of directors;

•	there are no cumulative voting rights;

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the holders of our ordinary shares are entitled to share ratably in dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any; and

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upon our liquidation, dissolution or winding up, the holders of ordinary shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

New Shares

Our board of directors is authorized to issue, from time to time, additional shares in one or more new classes of shares and, with respect to each such class, to fix the voting powers, full or limited, if any, of the shares of such class and the preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of our board of directors with respect to the establishment of the preferences and the relative, participating, optional or other special rights and the qualifications, limitations or restrictions of each new class of shares includes, but is not limited to, the determination or fixing of the following:

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the dividend rate of such class, the conditions and dates upon which such dividends will be payable, the relation that such dividends will bear to the dividends payable on any other class or classes of the shares and whether such dividends shall be cumulative or non-cumulative;

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whether the shares of such class will be subject to redemption for cash, property or rights, including securities of the Company or of any other corporation, by the Company at the option of either the Company or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class;

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whether or not the new class of shares will be convertible into, or exchangeable for, at the option of either the holder or the Company or upon the happening of a specified event, shares of any other class or classes of our shares, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

•	the restrictions, if any, on the issue or reissue of any additional shares of such new class of shares;

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the provisions as to voting (which may be one or more votes per share or a fraction of a vote per share), and the number of votes of the shares of such new class of shares relative to the ordinary shares and any other new class of shares, optional and/or other special rights and preferences, if any, and whether the shares of such new class of shares shall vote separately from other classes of shares of the Company; and

•	the rights of the holders of the shares of such class upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

Limitation on Liability and Indemnification Matters

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent director would exercise in comparable circumstances. Our Memorandum and Articles of Association provides that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States securities laws.

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

In addition, we have entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands laws and our Memorandum and Articles of Association in relation to our shareholders’ meetings:

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the board of directors may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the board considers necessary or desirable, provided that at least one meeting of shareholders must be held each year;

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upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of a matter for which a meeting is requested, the directors are required to convene a meeting of shareholders. Any such request must state the proposed purpose of the meeting;

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when convening a meeting, the board of directors must give not less than seven days’ notice of a meeting of shareholders to: (i) those shareholders whose names on the date the notice is given appear as shareholders in our register of members and are entitled to vote at the meeting; and (ii) the other directors;

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a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting, and for this purpose the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

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a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting (a “quorum”);

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if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken;

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a resolution of shareholders is valid only if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon that were present at the meeting and were voted; and

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no action may be taken by shareholders except at a duly convened and constituted meeting of shareholders, and no action may be taken by shareholders by written consent, unless the action to be effected by written consent of shareholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors.

In addition, in order to nominate candidates for election as a director or propose topics for consideration at a meeting of shareholders, shareholders must notify our secretary in writing prior to the meeting at which directors are to be elected or the proposals are to be acted upon, and such notice must contain the information specified in our Memorandum and Articles of Association. To be timely, notice with respect to an annual meeting must generally be received, unless otherwise provided by mandatory law, not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of such annual meeting is advanced by more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following our IPO, the notice must be received not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting and the 10th day following the day on which the first public announcement of such annual meeting is made. In the case of a special meeting of shareholders, notice must be received not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such special meeting and the 10th day following the day on which the first public announcement of such special meeting is made. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board at an annual meeting is increased, and we do not make a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder notice of nomination will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These notice requirements may preclude shareholders from nominating candidates for election as a director or proposing topics for consideration at a meeting of shareholders.

Our first annual meeting of our shareholders was held on August 8, 2012.

Board of Directors

The management of our Company is vested in a board of directors. Our Memorandum and Articles of Association provides that our board of directors must be composed of between one and twelve members. The number of directors is determined from time to time by resolution of directors. Our directors are elected by resolution of shareholders at the annual meeting of shareholders, except that in the case of a vacancy in the office of a director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors may appoint a successor and fill such vacancy by resolution.

Our board of directors is divided into three classes. Pursuant to our Memorandum and Articles of Association, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following their election (except that the initial Class I directors served until the first annual shareholder meeting held in 2012 and the initial Class II directors will serve until the second annual shareholder meeting to be held in 2013). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration, and the same directors will be eligible for re-election. Directors are not required to be shareholders and do not become ineligible to serve based on age.

As of the date of this prospectus, our board of directors consists of seven members. A majority of the members of the board then in office (and able to vote) present or represented at a board meeting constitutes a quorum, and resolutions are adopted by a simple majority vote of all votes cast. Our board of directors may also take action by means of a written consent signed by a majority of directors.

Our board of directors may delegate the daily management of our business, as well as the power to represent us in our day to day business, to individual directors, officers or other agents of the Company (with the power to sub-delegate). In addition, our board of directors may delegate the daily management of our business, as well as the power to represent us in our day-to-day business, to a committee as it deems fit. The board may determine the conditions of appointment and dismissal as well as the remuneration and powers of any persons or committees so appointed. The board may also determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable to committees it creates.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the State of Delaware and the British Virgin Islands are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt a memorandum and articles of association that will provide shareholders with rights that do not vary in any material respect from those they would enjoy if we were incorporated under Delaware law. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum and articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders of a corporation is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the corporation’s bylaws, but the certificate of incorporation may confer such right on the directors of the corporation.

Our Memorandum and Articles of Association can generally be amended by a majority vote of our shareholders. However, certain provisions of our Memorandum and Articles of Association can be amended only by the affirmative vote of 75% of the shares entitled to vote on such matter, including the provisions relating to:

•	the composition and manner of election of our board of directors and the ability to remove directors;

•	the ability of shareholders to take action by written consent, call meetings, nominate directors and bring proposals before meetings; and

•	this requirement of the affirmative vote of 75% of the shares entitled to vote to amend certain provisions of our Memorandum and Articles of Association.

In addition, pursuant to our Memorandum and Articles of Association, our board of directors may amend our Memorandum and Articles of Association by a resolution of directors without a requirement for a resolution of shareholders so long as the amendment does not:

•	restrict the rights or powers of the shareholders to amend our Memorandum and Articles of Association;

•	change the percentage of shareholders required to pass a resolution of shareholders to amend our Memorandum and Articles of Association; or

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amend our Memorandum and Articles of Association in circumstances where it cannot be amended by the shareholders, including any provisions that our Memorandum and Articles of Association specifies cannot be amended, of which there are currently none.

Written Consent of Directors

Under Delaware corporate law, a written consent of the directors must be unanimous to take effect. Under British Virgin Islands law and our Memorandum and Articles of Association, only a majority of the directors are required to sign a written consent.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. As permitted by British Virgin Islands law, our Memorandum and Articles of Association provides that no shareholder action may be taken by written consent.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Memorandum and Articles of Association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested, provided that any such request must state the proposed purpose of the meeting. In addition, to put any proposal before any meeting of shareholders, a shareholder must comply with the notice procedures set forth in our Memorandum and Articles of Association.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company. Under British Virgin Islands law generally, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold to any person if not made in the usual or regular course of the business carried out by the company. Under our Memorandum and Articles of Association, however, shareholder approval is not required for any sale, transfer, lease, exchange or other disposition by us of more than 50% percent in value of our assets if such disposition is made to one or more of our subsidiaries.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as specified in the terms of the applicable class or series of shares or as described under “—Compulsory Acquisition” below. In addition, our directors must determine that, immediately following the redemption or repurchase, we will be able to pay our debts as they fall due and that the value of our assets will exceed our liabilities.

Compulsory Acquisition

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum and articles of association, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption and to be paid the fair value of his shares, as described under “—Shareholders’ Rights under British Virgin Islands Law Generally” below.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, we may vary the rights attached to any class of shares following a resolution of shareholders passed at a meeting of shareholders by holders of not less than 50% of the issued shares of that class and holders of not less than 50% of the issued shares of any other class which may be adversely affected by such variation.

Election of Directors

Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors. As permitted by British Virgin Islands law, and pursuant to our Memorandum and Articles of Association, directors (other than directors being appointed by the holders of a newly created class of shares) shall be elected by resolution of members at the annual meeting of members.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Similarly, as permitted by British Virgin Islands law, our Memorandum and Articles of Association provides that directors may be removed at any time, for cause only, by a resolution of shareholders approved by a majority of the shares entitled to vote on such matter.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. One or more companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the British Virgin Islands if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the British Virgin Islands are incorporated. In respect of such a merger or consolidation, a British Virgin Islands company is required to comply with the provisions of the BVI Act, and a company incorporated outside the British Virgin Islands is required to comply with the laws of its jurisdiction of incorporation.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), records of license fees paid to date, any articles of dissolution, any articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles of association;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the company, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify the registered agent of any changes to the originals of such registers, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine the minutes of meetings and resolutions of shareholders and of classes of shareholders, and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Conflict of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as (i) the material facts as to the director’s or officer’s relationship or interest are disclosed or known and (ii) either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself and is otherwise in the ordinary course of business and on usual terms and conditions. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf that relate to the transaction, provided that the disinterested directors consent.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that the person becomes an interested shareholder. An interested shareholder generally is a person or group that owns or owned 15% or more of the company’s outstanding voting stock within the past three years. This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the company in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder.

British Virgin Islands law has no comparable provision. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into in the bona fide best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions on cumulative voting under the laws of the British Virgin Islands, but our Memorandum and Articles of Association does not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for certain remedies that may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, British Virgin Islands courts can issue a restraining or compliance order. However, shareholders cannot also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct. In addition, any shareholder of a company may apply to the courts for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act also provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by a company’s memorandum and articles of association.

PLAN OF DISTRIBUTION

The selling shareholders may sell or otherwise dispose of our ordinary shares covered by this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in the applicable prospectus supplement the particular terms of the offering of our ordinary shares, including the following:

•	the names of any underwriters or dealers;

•	the method of distribution;

•	the purchase price and the proceeds the selling shareholders will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any other information we believe to be material.

If the selling shareholders use one or more underwriters in the sale, such underwriter(s) will acquire the ordinary shares covered by this prospectus for their own account. The underwriters may resell the ordinary shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

The selling shareholders may sell or otherwise dispose of the ordinary shares covered by this prospectus through agents designated by the selling shareholders. Any agent involved in the offer or sale or other disposition of the ordinary shares for which this prospectus and the applicable prospectus supplement is delivered will be named, and any commissions payable to that agent will be set forth, in the prospectus supplement.

The selling shareholders may also sell or otherwise dispose of the ordinary shares covered by this prospectus directly to purchasers. In this case, no underwriters, dealers or agents would be involved.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The selling shareholders may from time to time enter into hedging transactions with third parties, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares covered by this prospectus short pursuant to this prospectus and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also engage in derivatives transactions relating to the ordinary shares and may sell or deliver shares in connection with those transactions subject to applicable law.

Under the securities laws of some states, the ordinary shares covered by this prospectus may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholders might not sell any ordinary shares under this prospectus. In addition, any ordinary shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of the British Virgin Islands. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of the British Virgin Islands would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the British Virgin Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Harney, Westwood & Riegels, Tortola, British Virgin Islands, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Harney, Westwood & Riegels that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•

the British Virgin Islands courts had jurisdiction over the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the British Virgin Islands court making such decision.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of our ordinary shares and certain other matters with respect to the laws of the British Virgin Islands have been passed upon for us by Harney, Westwood & Riegels, Tortola, British Virgin Islands.

EXPERTS

The financial statements incorporated into this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended March 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the ordinary shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are also subject to periodic reporting and other informational requirements of the Exchange Act. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. This is known as “incorporation by reference.” The following documents, which have been filed by us with the SEC are incorporated by reference into this prospectus:

•	Our Annual Report on Form 20-F for the year ended March 31, 2012 filed with the SEC on June 12, 2012 (our “Form 20-F”);

•	Our Form 6-K filed with the SEC on November 1, 2012 announcing the Company’s appointment of Ms. Judy Gibbons to the Company’s Board of Directors;

•

Our Form 6-K filed with the SEC on December 19, 2012 announcing the Company’s dismissal of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and the engagement of Ernst & Young LLP as the Company’s independent registered public accounting firm;

•

Our Form 6-K filed with the SEC on February 12, 2013 containing our unaudited consolidated interim financial statements for each of the three and nine-month periods ended December 29, 2012 and December 31, 2011, prepared in accordance with U.S. GAAP, and related management’s discussion and analysis of financial condition and results of operations; and

•	The description of our ordinary shares contained in our Registration Statement on Form 8-A (filed on December 8, 2011).

We also incorporate by reference into this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference into this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

Requests for any of these documents should be directed to:

Michael Kors Holdings Limited

c/o Michael Kors Limited

Unit 1902, 19/F, Tower 6

The Gateway, Harbour City

Tsim Sha Tsui, Kowloon, Hong Kong

(852) 3928-5563

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of the Company and our directors and executive officers.

Item 9.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9) That:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 19, 2013.

MICHAEL KORS HOLDINGS LIMITED

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of John D. Idol, Joseph B. Parsons and Lee S. Sporn, acting singly, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 19, 2013.

Signature	Title

/s/ Michael Kors Michael Kors	Honorary Chairman, Chief Creative Officer and Director

/s/ John D. Idol John D. Idol	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Joseph B. Parsons Joseph B. Parsons	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer (Principal Accounting and Financial Officer)

Signature	Title

/s/ Silas K. F. Chou Silas K. F. Chou	Director

/s/ Lawrence S. Stroll Lawrence S. Stroll	Director

/s/ M. William Benedetto M. William Benedetto	Director

/s/ Stephen F. Reitman Stephen F. Reitman	Director

/s/ Judy Gibbons Judy Gibbons	Director

/s/ John D. Idol John D. Idol	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Exhibit

1.1*	Form of Underwriting Agreement.

1.2*	Form of Selling Agreement.

2.1**	Restructuring Agreement, dated as of July 7, 2011, by and among Michael Kors Holdings Limited, John Idol, SHL-Kors Limited, Michael Kors, SHL Fashion Limited, Michael Kors (USA), Inc., Michael Kors Far East Holdings Limited, Sportswear Holdings Limited, Littlestone, Northcroft Trading Inc., Vax Trading, Inc., OB Kors LLC, John Muse, Muse Children’s GS Trust, JRM Interim Investors, LP and Muse Family Enterprises (included as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

3.1**	Amended and Restated Memorandum and Articles of Association of Michael Kors Holdings Limited (included as Exhibit 99.3 to the Company’s Current Report on Form 6-K filed on February 14, 2012, and incorporated herein by reference).

4.1**	Specimen of Ordinary Share Certificate of Michael Kors Holdings Limited (included as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

5.1	Opinion of Harney, Westwood & Riegels.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Harney, Westwood & Riegels (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	To be filed, if necessary, by a post-effective amendment to the registration statement or as an exhibit to a document incorporated by reference herein.
**	Incorporated herein by reference.